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                             CONSULTING AGREEMENT


     This Consulting Agreement ("Agreement") is effective as of the 28th day of April 1999 (the "Effective Date"), between SkyLynx Communications, Inc., a Colorado corporation (the "Company"), and Jay P. Lacny, a resident of San Diego County, California ("Consultant"), under the following terms and conditions.

     WHEREAS, Consultant was a former employee of Simply Internet, Inc., a California corporation;

     WHEREAS, all or substantially all of the assets of the Simply Internet, Inc., were purchased by the Company by way of that certain Asset Purchase Agreement by and among the Company, Simply Internet, Inc., Consultant and Sherilynne Lacny dated April 28, 1999 (the "Asset Purchase Agreement"); and

     WHEREAS, Consultant resigned as an Employee of Simply Internet, Inc. as of the closing of the transaction contemplated by the Asset Purchase Agreement, and the Company and Consultant desire to enter into this Agreement pursuant to which Consultant will render services to the Company on the terms and conditions set forth herein.

     1.   SERVICES TO BE RENDERED

     Consultant shall perform the following services to the best of his ability and to the Company's satisfaction, which may include, without limitation, assisting Company with technical, operational, marketing and sales issues.

     2.   INDEPENDENT CONTRACTOR STATUS

     Consultant expressly acknowledges that he will be acting as an independent contractor and not as an employee, for all purposes. Accordingly, the Consultant agrees not to hold himself out to the public as an employee of the Company. As an independent contractor, Consultant shall be responsible for the payment of social security withholding tax and all other federal, state and local taxes. If required by law, Consultant shall further be obligated to secure at his sole cost, worker's compensation insurance, disability benefits insurance and any other insurance, with the express understanding that in no event shall Consultant be permitted to make any claim or demands of any kind under the Company's worker's compensation insurance or disability insurance policies or any similar policies maintained for the benefit of Company's employees. Consultant shall also be solely responsible for any and all costs associated with performing the services to be rendered under this Agreement, except as provided for under Section 5.

     3.   TERM

     Except as provided otherwise herein, the term of this Agreement shall be deemed to have commenced on the Effective Date and continue for a period of one (1) year thereafter (the "Term").

     4.   COMPENSATION

     Consultant's compensation under this Agreement shall be Four Thousand One Hundred Sixty-Six Dollars and Sixty-Seven Cents ($4,166.67) per month, which shall be paid by the Company in equal installments payable monthly in arrears. Such consulting services shall be performed during normal business hours and shall not exceed fifty (50) hours in any one month.

     5.   EXPENSES

     During the term of this Agreement, and for the sole purpose of performing the obligations required hereunder, the Company shall provide Consultant with office space, clerical and secretarial support as may be reasonably necessary, at the Company's expense, for Consultant to perform the duties required of him hereunder. The Company shall reimburse Consultant for reasonable marketing, travel and entertainment expenses incurred in fulfillment of his services under this Agreement. Consultant shall be reimbursed monthly for all such expenses paid or incurred during the preceding month upon delivery of an appropriate expense report and receipts to the Company.

     6.   TERMINATION OF AGREEMENT

     The Company may terminate this Agreement with cause immediately and without notice, or should Consultant become unwilling or unable to perform the services provided under this Agreement, the Company may terminate this Agreement for any reason. As used herein, "Cause" shall mean any of the following occurrences:

          (a) willful violation by Consultant of any statute, regulation or ordinance, the compliance with which is necessary for operation of the business of Company;

          (b) breach by Consultant of any of the material provisions of this Agreement;

          (c) commission by Consultant of one or more acts of gross negligence as to any material matter, willful or reckless misconduct, or willful disobedience in connection with his duties described herein;

          (d) use by Consultant during the term hereof of illegal substances which have a material adverse effect on the performance of the Consultant's duties hereunder or upon the reputation, business, or goodwill of Company; or any act of fraud or dishonesty by Consultant of any material matters in connection with its services hereunder; or any intentional act by Consultant materially compromising Consultant's reputation or ability to represent Company with the public; any intentional act or omission by Consultant which substantially impairs Company's business, goodwill or reputation; or

          (e)  Consultant being convicted of a felony.

     Notwithstanding the foregoing, no occurrence except those listed above as items (a), (d), and (e) shall constitute Cause unless Consultant receives written notice from Company objecting to such occurrence, and Consultant fails to remedy such occurrence within ten (10) days after the receipt of such written notice or subsequently repeats such occurrence; provided, however, in no event shall Company be required to give notice of or an opportunity to cure the occurrence of any of items (b) or (c) above more often than once for such occurrence to constitute Cause hereunder. For items (a), (d), and (e), above, Company may terminate Agreement upon their occurrence without prior notice or opportunity to cure.

     Upon Consultant's termination for Cause, Company shall be required to pay Consultant compensation only through the effective date of termination. Sums due Consultant for compensation under Section 3 shall be prorated for the then current month through the date of termination. Any proration of compensation paid on a monthly basis shall be calculated based on the number of work days within the month.

     The Company may terminate this Agreement at any time during the Term without Cause if the Company determines, in its reasonable judgment, that Consultant's services are no longer required. If Company terminates this Agreement without Cause, Company shall pay Consultant's compensation for the remainder of the Term as outlined in Section 4.

     The post-termination payments provided for in this Section 6 shall be the only payments which Company shall be obligated to make on account of the termination of this Agreement, and after such termination, Company shall not be obligated to make any other payments as damages or otherwise to Consultant.

     7.   OTHER ACTIVITIES

     Consultant shall devote his working time and efforts to performing the services to be rendered under this Agreement. Consultant shall not, however, be precluded from providing professional services to other customers so long as the time spent does not interfere with the performance of his duties for the Company.

     8.   CONFIDENTIAL INFORMATION

     In the course of performing his services under this Agreement, the Company will disclose to Consultant information, technical data and know-how regarding the business affairs, services and products of the Company as well as the Company's customers, which constitutes confidential information. Confidential information, under this Agreement, shall consist of any and all proprietary information and proprietary data related thereto, and any derivative works thereof, including, but not limited to, research, development, customer information, pricing information, knowledge of the Company's financial condition, information and relationships with resources, suppliers and customers of the Company, manufacturing processes, techniques, methods, systems and trade secrets of the Company, its employees, or the subsidiaries, affiliates, agents or customers, whether or not specifically identified confidential. Consultant agrees to receive, hold and treat all confidential information received from the Company as confidential and secret and agrees to protect the secrecy of said confidential information, whether or not specifically identified as confidential. Such confidential information constitutes valuable, special and unique assets of the Company, and Consultant agrees that the confidential information will be disclosed by the Consultant only to those persons who are required to have such knowledge in connection with their work for the Company and that such confidential information will not be disclosed by Consultant to others without prior written consent of the Company. As used herein, "persons required to have knowledge" shall include, but not be limited to, the Board of Directors and such officers, employees and agents of the Company or its affiliates, and such outside parties as are legally entitled to such information (other than as a result of action by Consultant not previously approved or authorized by the Board of Director of the Company) and customers in banking, lending, collection and data processing institutions, or agencies in the course of maintaining ordinary business procedures of the Company. The provisions hereof shall not be applicable to:
(a) information which, at the time disclosure to Consultant is made, is a matter of public knowledge or in the public domain; or (b) information which, after disclosure to Consultant, becomes public knowledge or in the public domain other than through a breach of the Agreement. Unless the confidential information shall be of the type hereinabove set forth in the two immediately preceding sentences, Consultant shall not use such confidential information for his own benefit or for the benefit of third parties at any time. The obligations imposed upon Consultant by this section shall survive the expiration or termination of this Agreement.

     9.   INVENTIONS

     Any and all inventions, conceptions, processes, discoveries, improvements, patent rights, letter patents, programs, copyrights, trademarks, trade names and applications therefor, in the United States and all other countries, whether patentable or not, and any and all rights and interest in, to and under the same, that are conceived, made, acquired, or possessed by Consultant at the direction of or upon the express direction of the Company, alone or with Company employees, during the term of this Agreement, shall become the exclusive property of the Company and shall at all times and for all purposes be regarded as acquired and held by Consultant in a fiduciary capacity for the sole benefit of the Company, and Consultant hereby assigns and agrees to assign the same to the Company without further compensation. Consultant agrees that, upon request, he will promptly make all disclosures, execute all applications, assignments or other instruments and perform all acts whatsoever necessary or desired by the Company to vest and confirm in it, its successors, assigns and nominees, fully and completely, all rights and interests created or contemplated by this Section 9.

     10.  COMPANY PROPERTY

     All products, records, designs, patents, plans, data, manuals, "field guides", catalogs, brochures, memoranda, machinery, devices, lists and other property delivered to Consultant by or on behalf of the Company or by its customers (including, but not limited to, Company's customers solicited by Consultant), and all records compiled by Consultant which pertain to the business of the Company shall be and remain the property of the Company and be subject at all times to its discretion and control. Consultant shall promptly deliver to a designated representative of the Company all such Company property, as well as any and all correspondence with customers and representatives, reports, records, charts, advertising materials, and other materials, and property in its possession or control which belong to the Company upon termination of this Agreement.

     11.  WAIVER

     The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent or continuing breach hereof.

     12.  NOTICES

     Any notices provided for in this Agreement shall be given in writing and transmitted by personal delivery or prepaid first class registered or certified U.S. mail addressed as follows:

               Company:  Simply Internet, Inc.
                         9963 Complex Drive, Suite 7
                         San Diego, California 92123

     With a copy to:     SkyLynx Communications, Inc.
                         Attn:  President/CEO
                         600 South Cherry Street, Suite 305
                         Denver, Colorado 80246
                         Fax:  (303) 316-0404

          Consultant:    Jay P. Lacny
                         11091 Corte Playa Merida
                         San Diego, California 92124
                         Fax:

     13.  SUCCESSORS TO COMPANY

     Except as otherwise provided herein, this Agreement shall inure to the benefit of the Company and any successor of the Company, including, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the assets or business of Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed "Company" for the purposes of this Agreement), but shall not otherwise be assignable by the Company. Any and all successors of the Company shall be bound by this Agreement.

     14.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the state of California.

     15.  CHOICE OF FORUM

     The parties hereto agree that in the event that any legal suits, actions or proceedings arising out of this Agreement are instituted by any party hereto, such suits, actions or proceedings shall be instituted only in the state or federal courts in the county of San Diego in the state of California. The parties hereto do hereby consent to the jurisdiction of such courts and waive any objection which they may now or hereafter have to the venue of any such suits, actions or proceedings; provided, however, that any party hereto shall have the right to institute proceedings in another jurisdiction if the purpose of such proceedings is to enforce or realize upon any final court judgment arising out of this Agreement.

     16.  CONSENT TO SERVICE

     Service of any and all process which may be served on any party hereto in any suit, action or proceeding related to this Agreement may be made by registered or certified mail, return receipt requested, to Consultant or Company at their respective addresses for notice as set forth in Section 12 and service so made shall be taken and held to be valid personal service upon such party by any party to this Agreement on whose behalf such service is made.

     17.  RESTRICTIVE COVENANT

     Consultant will be bound by the terms of the Covenant not to Compete in
Article 7 Section 12 of the Asset Purchase Agreement.

     18.  WARRANTY AGAINST PRIOR AND FUTURE EXISTING RESTRICTIONS

     Consultant represents and warrants to the Company that except with respect to the restrictions set forth in the Asset Purchase Agreement, he is not a party to any agreement containing a noncompetition clause or other restriction with respect to the services he is required to perform pursuant to this Agreement, or the use or disclosure of any information directly or indirectly related to the Company's business, or to the services he is required to render pursuant thereto and Consultant shall not enter into any other consulting arrangement with any Internet Service Provider in the Restricted Territory that would compete directly or indirectly with the Company or its affiliates.

     19.  ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the parties, superseding all prior understandings, arrangements and agreements, whether oral or written and may not be amended except by a writing signed by the parties hereto. As used herein, unless the context otherwise indicates, the term "this Agreement" means the Agreement executed to be effective as of the Effective Date and any written amendments thereof.

     20.  MODIFICATION AND WAIVER

     No waiver or modification of this Agreement shall be valid unless it is in writing and signed by the Company and Consultant. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent or continuing breach hereof. The failure of any party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver.

     21.  SEVERABILITY

     In the event that any of the provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall not affect that remainder of this Agreement and same shall be construed as if such invalid or unenforceable provisions had never been a part hereof. If a court of competent jurisdiction determines that the length of time, geographical restrictions or any other restriction, or portion thereof, set forth in this Agreement is overly restrictive and unenforceable, the parties agree that the court shall reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Agreement shall remain in full force and effect. In the event there is a breach by Company or Consultant of any other provision of this Agreement, the covenants contained in Sections 8 and 20 shall remain in full force and effect.

     IN WITNESS WHEREOF, Company has, by its appropriate officers, executed this Agreement and Consultant has executed this Agreement on the 28th day of April, 1999 to be effective as of the Effective Date.

                              SKYLYNX COMMUNICATIONS, INC.


                              By:
                                   -------------------------------
                                   Name:
                                        --------------------------
                                   Title:
                                        --------------------------


                              CONSULTANT


                              ------------------------------------
                              Jay P. Lacny